Exhibit 21

SUBSIDIARIES OF FREIGHTCAR AMERICA, INC.

Name of Subsidiary	Percent Ownership by Registrant
JAC Operations Inc.	100%

Johnstown America, LLC	100%

Freight Car Services, Inc.	100%

JAIX Leasing Company	100%

FreightCar Roanoke, LLC	100%

FreightCar Rail Services, LLC	100%

FreightCar Rail Management Services, LLC	100%

FreightCar Short Line, Inc.	100%

FreightCar Mauritius Ltd.	100%

FreightCar Alabama, LLC	100%

FreightCar (Shanghai) Trading Co., Ltd.	100%

FreightCar America Leasing, LLC	100%

FreightCar America Railcar Management, LLC	100%

FreightCar America Capital Leasing LLC	100%

FreightCar America Leasing 1, LLC	100%

FreightCar North America, LLC	100%

FCA-FASEMEX, LLC	100%

FCA-FASEMEX, S. de R.L., de C.V.	100%

FCA-FASEMEX Enterprise, S. de R.L., de C.V.	100%

Carly Railcar Components, LLC	100%

All subsidiaries are Delaware corporations or Delaware limited liability companies except Carly Railcar Components, LLC, which is a Pennsylvania limited liability company, FreightCar Mauritius Ltd., which is incorporated in Mauritius, FreightCar (Shanghai) Trading Co., Ltd., which is organized in the People’s Republic of China, and FCA-FASEMEX, S. de R.L., de C.V. and FCA-FASEMEX Enterprise, S. de R.L., de C.V. which are organized in Mexico.